AMENDMENT NO. 8
TO
SECOND AMENDED AND RESTATED
MASTER ADMINISTRATIVE SERVICES AGREEMENT
     This Amendment dated as of September 24, 2012, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Growth Series (Invesco Growth Series), a Delaware statutory trust, is hereby amended as follows:
W I T N E S S E T H:
     WHEREAS, the parties desire to amend the Agreement to change the names of Invesco Global Equity Fund to Invesco Global Quantitative Core Fund, Invesco Van Kampen Leaders Fund to Invesco Leaders Fund and Invesco Van Kampen U.S. Mortgage Fund to Invesco U.S. Mortgage Fund;
     NOW, THEREFORE, the parties agree that:
1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
TO
SECOND AMENDED AND RESTATED
MASTER ADMINISTRATIVE SERVICES AGREEMENT
OF
AIM GROWTH SERIES (INVESCO GROWTH SERIES)

Portfolios	Effective Date of Agreement
Invesco Balanced-Risk Retirement Now Fund	January 31, 2007
Invesco Balanced-Risk Retirement 2020 Fund	January 31, 2007
Invesco Balanced-Risk Retirement 2030 Fund	January 31, 2007
Invesco Balanced-Risk Retirement 2040 Fund	January 31, 2007
Invesco Balanced-Risk Retirement 2050 Fund	January 31, 2007
Invesco Global Quantitative Core Fund	November 4, 2003
Invesco Growth Allocation Fund	April 30, 2004
Invesco Income Allocation Fund	October 31, 2005
Invesco International Allocation Fund	October 31, 2005
Invesco Mid Cap Core Equity Fund	September 1, 2001
Invesco Moderate Allocation Fund	April 30, 2004
Invesco Conservative Allocation Fund	April 29, 2005
Invesco Small Cap Growth Fund	September 11, 2000
Invesco Convertible Securities Fund	February 12, 2010
Invesco Leaders Fund	February 12, 2010
Invesco U.S. Mortgage Fund	February 12, 2010

     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”
     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President
(SEAL)
AIM GROWTH SERIES
(INVESCO GROWTH SERIES)

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President
(SEAL)

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